UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2010

GenCorp Inc.
(Exact name of registrant as specified in its charter)

Ohio	1-01520	34-0244000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Highway 50 and Aerojet Road, Rancho Cordova, California		95742
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (916) 355-4000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                      Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective January 6, 2010, J. Scott Neish resigned from his positions as Interim President and Interim Chief Executive Officer of GenCorp Inc. (the “Company”) and President of Aerojet-General Corporation (“Aerojet”).

Also effective January 6, 2010, the Company entered into an employment agreement with Scott Seymour to serve as the Company’s President and Chief Executive Officer (the “Employment Agreement”).   Mr Seymour will also serve as President of Aerojet.

On January 5, 2010, the Board of Directors of the Company (the “Board”) unanimously authorized an increase in the size of the Board to eight members.  Effective January 6, 2010, the Board elected Mr. Seymour to serve as a director to fill the vacancy created by the increase in the size of the Board, until the next annual meeting of shareholders when either he or his successor is elected and qualified.

Mr. Seymour, age 59, has been a consultant to Northrop Grumman Corporation, a global defense and technology company (“Northrop”), since March 2008.  Mr. Seymour joined Northrop in 1983.  Prior to becoming a consultant, Mr. Seymour most recently served as Corporate Vice President and President of Integrated Systems Sector of Northrop from 2002 until March 2008.   Mr. Seymour also served as Vice President, Air Combat Systems, Vice President and B-2 Program Manager and Vice President, Palmdale Operations, of Northrop, from 1998 to 2001, 1996 to 1998 and 1993 to 1996, respectively.  Prior to joining Northrop, Mr. Seymour was involved in the manufacture and flight-testing of F-14A, EF-111A and F / A-18A aircraft for each of Grumman Aerospace Corporation and McDonnell Aircraft Company.

Pursuant to the Employment Agreement, Mr. Seymour will be paid an annual base salary of $550,000, and will be eligible for an annual bonus based on a target opportunity up to 125% of his annual base salary.  On January 6, 2010, Mr. Seymour received 120,000 shares of the Company’s restricted common stock and an option to purchase 100,000 shares of the Company’s common stock (the “Option”).  The Option has a per share exercise price equal to the last sales price reported for the Company’s common stock on the New York Stock Exchange on the date of grant.  Mr. Seymour is also eligible to participate in future grants pursuant to the Company’s 2009 Equity and Performance and Incentive Plan and other Company performance incentive plans extended to the senior executives of the Company generally, at levels commensurate with his position.  The Employment Agreement has a five-year term, unless earlier terminated in accordance with its terms.  In the event that the Company terminates Mr. Seymour’s employment for Cause or Mr. Seymour resigns other than for Good Reason (as such terms are defined in the Employment Agreement), the Company’s obligations will generally be limited to paying Mr. Seymour his annual base salary through the termination date.  If Mr. Seymour’s employment is terminated at his or the Company’s election at any time due to his death or disability, or for reasons other than Cause or Voluntary Resignation (as defined in the Employment Agreement), Mr. Seymour will be entitled to receive the benefits described above and severance payments and benefits equal to the following, subject to certain limitations: (i) one year of his annual base salary paid in installments; (ii) a bonus payment based upon the amount of the previous year’s bonus, prorated based on the number of months of the year that Mr. Seymour worked for the Company prior to the termination paid in a lump sum; (iii) immediate vesting of any shares of the Company’s restricted common stock or options that are scheduled to vest within one year of the date of termination of employment and (iv) bonuses earned but unpaid with respect to the fiscal year ending on or preceding the date of termination pursuant to the Company’s Annual Incentive Plan.  The foregoing summary of the Employment Agreement does not purport to be complete and is subject to and qualified in its entirety by reference to the actual text of such agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Mr. Seymour does not have any family relationship with any director, executive officer or person nominated or chosen by the Company to become a director or executive officer.  Mr. Seymour did not have any material interest, direct or indirect, in any material transaction, or any currently proposed material transaction, to which the Company was or is to be a participant since the beginning of the Company’s last fiscal year.

Item 8.01                      Other Events.

On January 6, 2010, the Company issued a press release announcing Mr. Neish’s resignation and the appointment of Mr. Seymour as a director, President and Chief Executive Officer of the Company and President of Aerojet.

A copy of the press release issued by the Company on January 6, 2010 is furnished hereto as Exhibit 99.1.

Item 9.01.                      Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 6, 2010, by and between GenCorp Inc. and Scott Seymour.

99.1	Press Release, dated January 6, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 6, 2010	GENCORP INC.

	By:	/s/ Kathleen E. Redd
		Name:	Kathleen E. Redd
		Title:	Vice President, Chief Financial Officer and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Employment Agreement, dated as of January 6, 2010, by and between GenCorp Inc. and Scott Seymour.

99.1	Press Release, dated January 6, 2010.